SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	March 19, 2002

ALLIANCE GAMING CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-4281 (Commission File Number)	88-0104066 (I.R.S. Employer Identification No.)

6601 South Bermuda Road, Las Vegas, Nevada 89119
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (702) 270-7600

Not Applicable
(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
EXHIBIT 2.1
EXHIBIT 2.2
EXHIBIT 99.1

ALLIANCE GAMING CORPORATION

FORM 8-K

Item 2.  Acquisition or Disposition of Assets.

     On March 19, 2002, Alliance Gaming Corporation (“Alliance”) completed the acquisition of Advanced Casino Systems Corporation (“Advanced Casino”). ACSC Acquisitions, Inc. (“ACSC”), an indirect wholly owned subsidiary of the Company, purchased all of the issued and outstanding capital stock of Advanced Casino from PPI Corporation, a wholly owned subsidiary of Greate Bay Casino Corporation, for a total purchase price of $14.6 million, or $8.5 million net of the cash on hand at Advanced Casino. The transaction was effected following the approval of the transaction by the United States Bankruptcy Court having jurisdiction over the Chapter 11 cases of PPI Corporation and Greate Bay Casino Corporation pursuant to Sections 105, 363, and 365 of the United States Bankruptcy Code.

     The purchase price was based upon an analysis of the perceived value of the ongoing business and the estimated net assets to be acquired and took into account the liabilities reflected on the balance sheet of Advanced Casino and assumed by ACSC. The purchase price was paid entirely with cash on hand.

     No known material relationship exists between Alliance Gaming and PPI Corporation or Greate Bay Casino Corporation or any of their respective affiliates, directors or officers, or any associate of any such director or officer.

     On March 20, 2002, Alliance Gaming issued a press release announcing the acquisition of Advanced Casino. Attached as Exhibit 99.1 hereto is a copy of such press release.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired.

The financial statements of Advanced Casino and the related accountants' report required in connection with the transaction reported on this Form 8-K are not included herein. Such financial statements and accountants' report will be filed by amendment no later than 60 days after the date this report must be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by Article II of Regulation S-X in connection with the transaction reported on this Form 8-K is not included herein. Such pro forma financial information will be filed by amendment no later than 60 days after the date this report must be filed.

(c)	Exhibits.

The following exhibits are filed as part of this Report on Form 8-K:

2.1	Stock Purchase Agreement, dated December 19, 2001, by and among Greate Bay Casino Corporation, PPI Corporation, Advanced Casino Systems Corporation and ACSC Acquisitions, Inc.

2.2	Amendment No. 1 to Stock Purchase Agreement, made and entered into as of February 4, 2002, by and among ACSC Acquisitions, Inc., Advanced Casino Systems Corporation, PPI Corporation, and Greate Bay Casino Corporation.

99.1	Press Release dated March 20, 2002.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLIANCE GAMING CORPORATION
Dated: April 3, 2002
	By:	/s/ MARK LERNER Mark Lerner Senior Vice President and Secretary